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Exhibit 10.51

VERTEX PHARMACEUTICALS INCORPORATED 130 WAVERLY STREET • CAMBRIDGE, MA 02139-4242 TEL. 617.444.6100 • FAX 617.444-6483 http://www.vrtx.com
February 11, 2008

Amit Sachdev
5218 Loughboro Road NW
Washington, DC 20016

RE:    Change of Control Agreement

Dear Amit:

        You are a key member of the senior management team of Vertex Pharmaceuticals Incorporated (the "Company"). As a result, the Company would like to provide you with the following "change of control" benefits to help ensure that if the Company becomes involved in a "change of control" transaction, there will be no distraction from your attention to the needs of the Company. This Change of Control Agreement (this "Agreement"), together with the Employment Agreement of even date between you and the Company, supercedes and replaces the provisions under the caption "Severance" in the offer letter dated June 5, 2007 between you and the Company.

  I.
  Definitions.    For the purposes of this agreement, capitalized terms shall have the following meaning:

  1.
  "Cause" shall mean:

  (a)
  your conviction of a crime of moral turpitude;

  (b)
  your willful refusal or failure to follow a lawful directive or instruction of the Company's Board of Directors or the individual(s) to whom you report, provided that you receive prior written notice of the directive(s) or instruction(s) that you failed to follow, and provided further that the Company, in good faith, gives you 30 days to correct such failure and further provided if you correct the failure(s), any termination of your employment on account of such failure shall not be treated for purposes of this Agreement as a termination of employment for "Cause;"

  (c)
  in carrying out your duties you commit (i) willful gross negligence, or (ii) willful gross misconduct, resulting in either case in material harm to the Company, unless such act, or failure to act, was believed by you, in good faith, to be in the best interests of the Company; or

  (d)
  your violation of the Company's policies made known to you regarding confidentiality, securities trading or inside information.

  2.
  "Change of Control" shall mean that:

  (a)
  any "person" or "group" as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors; or

      (b)
      all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company's stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.
    3.
    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    4.
    "Disability" shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined Section 22(e)(3) of the Code.

    5.
    "Good Reason" shall mean one of the following events has occurred without your consent:

    (a)
    you are assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the position and office of Senior Vice President, Public Policy and Government Affairs, provided that such reassignment of duties or responsibilities is not due to your Disability or performance, nor is at your request;

    (b)
    you suffer a reduction in the authorities, duties, and responsibilities customarily associated with your position as Senior Vice President, Public Policy and Government Affairs, provided that such reassignment of authorities, duties and responsibilities is not due to your Disability or your performance, and is not at your request or with your prior agreement;

    (c)
    your annual base salary is decreased below $350,000 per year;

    (d)
    the office to which you are assigned (currently Washington, D.C.) is relocated to a place 35 or more miles away; or

    (e)
    following a Change of Control, the Company's successor fails to assume the Company's rights and obligations under both this Agreement and the Employment Agreement, as it may be amended from time to time.

    6.
    "Termination Date" shall mean the last day of your employment with the Company.

  II.
  Severance Benefits upon Change of Control.    If:

      (A)
      your employment is terminated by the Company (except for termination for Cause or due to a Disability) and the Termination Date is within 90 days prior to a Change of Control or within 12 months after a Change of Control; or

      (B)
      you, of your own initiative, (i) terminate your employment for Good Reason, and (ii) provide notice of termination within 90 days after the event constitutes

          Good Reason and the event giving rise to the notice occurs within 90 days prior to a Change of Control or within 12 months after a Change of Control;

  then, in exchange for a general release by you of all claims against the Company, its subsidiaries, and its and their officers, directors and representatives, in a form satisfactory to the Company, you shall receive the following benefits:

  1.
  Severance Payment.    The Company shall make a cash payment (the "Severance Payment") to you in an amount equal to:

  (a)
  your annual base salary (provided, however, that if you terminate your employment for Good Reason based on a reduction in your annual base salary, then the annual base salary to be used in calculating the Severance Payment shall be your annual base salary in effect immediately prior to such reduction in annual base salary) plus your target bonus under any bonus program applicable to you for the year in which the Termination Date occurs; plus

  (b)
  a pro rata portion of your target bonus for the year in which the Termination Date occurs under any bonus program applicable to you; plus

  (c)
  all cash incentive compensation awards earned by you but not paid prior to the Termination Date; provided that, if a fiscal year has been completed and the incentive award for such fiscal year has not been determined, the incentive compensation for such completed fiscal year shall equal the target bonus for such fiscal year.

  Except with respect to any portion of the Severance Payment that is delayed as set forth in this paragraph, the Severance Payment shall be made in cash within ten days after the execution by you of the general release referred to above and expiration without revocation of any applicable revocation periods under such general release (or, if the Change of Control resulting in your becoming entitled to such benefits occurs after such execution and expiration, within ten days after the Change of Control). The Severance Payment shall be divided into two portions, consisting of a portion that does not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and a portion, if any, that does constitute nonqualified deferred compensation. If you are a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation payable upon a "separation from service" under Section 409A(a)(2)(A)(i) of the Code will be delayed until the first business day that is more than six months after your Termination Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions, including those set forth under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. §1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the Termination Date occurs. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment is terminated), the payment of any non-qualified deferred compensation will be further delayed until the first business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code.

    2.
    Accelerated Vesting.

    (a)
    Stock options for the purchase of the Company's securities held by you as of the Termination Date and not then exercisable shall immediately become exercisable in full. The options to which this accelerated vesting applies shall remain exercisable until the earlier of (a) the end of the 90-day period immediately following the later of (i) the Termination Date or (ii) the date of the Change of Control or (b) the date the stock option(s) would otherwise expire; and

    (b)
    the Company's lapsing repurchase right with respect to shares of restricted stock held by you shall lapse in full (subject to your making satisfactory arrangements with the Company providing for the payment to the Company of all required withholding taxes).

    Notwithstanding anything to the contrary in this Agreement, the terms of any option agreement or restricted stock agreement shall govern the acceleration, if any, of vesting or lapsing of the Company's repurchase rights, as applicable, except to the extent that the terms of this Agreement are more favorable to you.

    3.
    Continued Insurance Coverage.    If COBRA coverage is elected by you, the Company shall pay the cost of COBRA continuation premiums on your behalf to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same if you are ineligible for continued coverage) for a maximum of 12 months after the Termination Date.

    4.
    No Mitigation.    You shall not be required to mitigate the amount of the Severance Payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of other employment, by retirement benefits, or be offset against any amount claimed to be owed by you to the Company or otherwise (except for any required withholding taxes); provided, that if the Company makes any other severance payments to you under any other program or agreement, including any payments under the Employment Agreement, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Agreement.

  III.
  Miscellaneous.

  1.
  Employee's Obligations.    Upon the termination of employment, you shall promptly deliver to the Company all property of the Company and all material documents, statistics, account records, programs and other similar tangible items which may by in your possession or under your control and which relate in a material way to the business or affairs of the Company or its subsidiaries, and no copies of any such documents or any part thereof shall be retained by you.

  2.
  Entire Agreement.    This Agreement, the Employment Agreement, and the "Employee Non-Disclosure, Non-Competition & Inventions Agreement" previously executed by you covers the entire understanding of the parties as to the subject matter hereof, superseding all prior understandings and agreements related hereto. No modification or amendment of the terms and conditions of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

  3.
  Governing Law.    This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, as applied to contracts entered into and performed entirely in Massachusetts by Massachusetts residents.

    4.
    Successors and Assigns.    This Agreement may be assigned by the Company upon a sale, transfer or reorganization of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, permitted assigns, legal representatives and heirs.

Kindly indicate your acceptance of the forgoing by signing and dating this Agreement as noted below, and returning one fully executed original to my attention.

Very truly yours,
Vertex Pharmaceuticals Incorporated
By:
/s/ JOSHUA S. BOGER Joshua S. Boger President and Chief Executive Officer
ACCEPTED AND AGREED:
/s/ AMIT SACHDEV Amit Sachdev

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  Exhibit 10.51